As filed with the Securities and Exchange Commission on September 5, 2019
Registration No. 333-
UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
_____________________________
FORM S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
_____________________________
Novan, Inc.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	2834 (Primary Standard Industrial Classification Code Number)	20-4427682 (I.R.S. Employer Identification No.)
4105 Hopson Road
Morrisville, North Carolina 27560
(919) 485-8080
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)
_____________________________
G. Kelly Martin
Chief Executive Officer
Novan, Inc.
4105 Hopson Road
Morrisville, North Carolina 27560
(919) 485-8080
(Name, address, including zip code, and telephone number, including area code, of agent for service)
_____________________________
Copies to:
Gerald F. Roach
Amy M. Batten
Smith, Anderson, Blount, Dorsett, Mitchell & Jernigan, L.L.P.
150 Fayetteville Street, Suite 2300
Raleigh, NC 27601
Telephone: (919) 821-1220
_____________________________
Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this registration statement.
If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box.  ☒
If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐
If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐
If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.
_____________________________

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☒

CALCULATION OF REGISTRATION FEE
Title of Each Class of Securities To Be Registered	Amount to be Registered	Proposed Maximum Offering Price per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock, $0.0001 par value per share	7,032,630 (1)	$2.11 (2)	$14,838,849 (2)	$1,798.47 (2)

(1) Represents 345,622 shares of common stock currently outstanding and 6,687,008 shares of common stock that are issuable pursuant to a common stock purchase agreement with the selling stockholder named herein. Pursuant to Rule 416(a) of the Securities Act of 1933, as amended, this registration statement also covers any additional shares of common stock which may become issuable to prevent dilution from stock splits, stock dividends and similar events.
(2) Pursuant to Rule 457(c) under the Securities Act of 1933, as amended, calculated on the basis of the average high and low prices per share of the registrant’s common stock reported on the Nasdaq Global Market on September 3, 2019.

The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. The selling stockholder may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and the selling stockholder is not soliciting offers to buy these securities in any jurisdiction where the offer or sale of these securities is not permitted.

Prospectus, subject to completion, dated September 5, 2019
7,032,630 Shares
Common Stock

This prospectus relates to the sale of up to 7,032,630 shares of our common stock by Aspire Capital Fund, LLC. Aspire Capital is also referred to in this prospectus as the selling stockholder. The prices at which the selling stockholder may sell the shares will be determined by the prevailing market price for the shares or in negotiated transactions. We will not receive proceeds from the sale of the shares by the selling stockholder. However, we may receive proceeds of up to $25.0 million from the sale of our common stock to the selling stockholder, pursuant to a common stock purchase agreement entered into with the selling stockholder on August 30, 2019, once the registration statement, of which this prospectus is a part, is declared effective, and upon one or more other registration statements being declared effective, if needed.
The selling stockholder is an “underwriter” within the meaning of the Securities Act of 1933, as amended. We will pay the expenses of registering these shares, but all selling and other expenses incurred by the selling stockholder will be paid by the selling stockholder.
Our common stock is listed on the Nasdaq Global Market under the ticker symbol “NOVN.” On September 4, 2019, the last reported sale price per share of our common stock was $2.17 per share.
You should read this prospectus and any prospectus supplement, together with additional information described under the headings “Incorporation of Certain Information by Reference” and “Where You Can Find More Information,” carefully before you invest in any of our securities.
We are an “emerging growth company” as defined by the Jumpstart Our Business Startups Act of 2012 and, as such, we have elected to comply with certain reduced public company reporting requirements for this prospectus and future filings. Please see “Prospectus Summary—Implications of Being an Emerging Growth Company.”
___________________________

Investing in our securities involves a high degree of risk. See “Risk Factors” on page 5 of this prospectus.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is                , 2019

Neither we nor the selling stockholder have authorized anyone to provide you with additional information or information different from that contained in this prospectus filed with the Securities and Exchange Commission, or the SEC. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. The selling stockholder is offering to sell, and seeking offers to buy, our common stock only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or any sale of shares of our common stock. Our business, financial condition, results of operations and prospects may have changed since that date.
Neither we nor the selling stockholder have taken any action that would permit this offering or possession or distribution of this prospectus in any jurisdiction where action for that purpose is required, other than in the United States. Persons who have come into possession of this prospectus in a jurisdiction outside the United States are required to inform themselves about and to observe any restrictions relating to the offering of the shares of common stock and the distribution of this prospectus.
This prospectus incorporates by reference important information as further described under “Where You Can Find More Information” and “Incorporation of Certain Information by Reference.” We may amend or supplement this prospectus from time to time by filing amendments or supplements. You should read the entire prospectus and any amendments or supplements, together with any documents that we incorporate by reference in this prospectus, before making an investment decision.

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PROSPECTUS SUMMARY

The following summary highlights certain information about us, this offering and selected information contained in the prospectus. This summary is not complete and does not contain all the information you should consider before investing in our common stock. You should read this entire prospectus carefully, including the financial statements and other information incorporated by reference in this prospectus, before making an investment decision. In addition, please read the “Risk Factors” section of this prospectus beginning on page 5 and the risk factors contained in our Annual Report on Form 10-K for the year ended December 31, 2018 and subsequent Quarterly Reports on Form 10-Q. Unless we specify otherwise, all references in this prospectus to “Novan,” “we,” “our,” “us” and “our company” refer to Novan, Inc.

Company Overview
We are a clinical development-stage biotechnology company focused on leveraging nitric oxide’s naturally occurring anti-microbial and immunomodulatory mechanisms of action to treat a range of diseases with significant unmet needs. We are advancing strategic development programs in the field of dermatology, while also further expanding the platform into women’s health and gastroenterological, or GI, therapeutic areas. We have clinical-stage dermatology drug candidates with multi-factorial (SB204), anti-viral (SB206), anti-fungal (SB208) and anti-inflammatory (SB414) mechanisms of action. Our lead dermatologic program, currently in Phase 3 clinical development, is SB206 for the treatment of molluscum contagiosum. We are also developing NCEs and formulations for oncovirus-mediated diseases in the women’s health field and for inflammatory diseases in the GI field.
Further advancement of these development activities is dependent upon our ability to access additional capital. Additional capital may potentially include (i) non-dilutive sources, such as partnerships, collaborations, licensing, grants or other strategic relationships, or (ii) equity or debt financings, which could cause dilution. We are actively pursuing these capital sourcing pathways through ongoing business development discussions around our late-stage assets and the broader dermatology platform.
We expect that we will continue to incur substantial expenses as we continue clinical trials and preclinical studies for, and research and development of, our product candidates and maintain, expand and protect our intellectual property portfolio. We will need additional funding to continue our operating activities and make further advancements in our drug development programs.
Implications of Being an Emerging Growth Company
The Jumpstart Our Business Startups Act of 2012, or the JOBS Act, was enacted in April 2012 with the intention of encouraging capital formation in the United States and reducing the regulatory burden on newly public companies that qualify as “emerging growth companies.” We are an emerging growth company within the meaning of the JOBS Act. As an emerging growth company, we may take advantage of certain exemptions from various public reporting requirements, including the requirement that our internal control over financial reporting be audited by our independent registered public accounting firm pursuant to Section 404 of the Sarbanes-Oxley Act of 2002, certain requirements related to the disclosure of executive compensation arrangements, and the requirement that we hold a nonbinding advisory vote on executive compensation and any golden parachute payments. We may choose to take advantage of some, all or none of these reduced burdens until we are no longer an emerging growth company. As a result, the information that we provide to our stockholders may be different than you might receive from other public reporting companies in which you hold equity interests.
We will remain an emerging growth company until the earliest to occur of:

•	the last day of the fiscal year in which we have approximately $1.07 billion or more in annual gross revenue;

•	the date we qualify as a “large accelerated filer,” with at least $700 million of equity securities held by non-affiliates;

•	the date on which we have issued, in any three-year period, more than $1.0 billion in non-convertible debt securities; or

•	the last day of 2021.
Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a registration statement under the Securities Act of 1933, as amended, or the Securities Act, declared effective or do not have a class of securities registered under the Securities Exchange Act of 1934, as amended, or the Exchange Act) are required to comply with the new or revised financial accounting standard. We have chosen to “opt out” of the extended transition periods available under the JOBS Act for complying with new or revised accounting standards. Section 107 of the JOBS Act provides that our decision to opt out of the extended transition periods for complying with new or revised accounting standards is irrevocable.
Our Corporate Information
We were incorporated under the laws of the State of Delaware in 2006. Our principal executive office is located at 4105 Hopson Road, Morrisville, NC 27560, and our telephone number is 919-485-8080. Our corporate website is www.novan.com. The information contained on or that can be accessed through our website is not incorporated by reference into this prospectus, and you should not consider information on our website to be part of this prospectus or in deciding to purchase our common stock.

The Offering

Common stock being offered by the selling stockholder.	7,032,630 shares

Common stock outstanding	26,069,734 shares (as of August 30, 2019, excluding the Commitment Shares, as defined below).

Use of proceeds
The selling stockholder will receive all of the proceeds from the sale of the shares offered for sale by it under this prospectus. We will not receive proceeds from the sale of the shares by the selling stockholder. However, we may receive up to $25.0 million in proceeds from the sale of our common stock to the selling stockholder under the common stock purchase agreement described below. Any proceeds from the selling stockholder that we receive under the common stock purchase agreement are expected be used for advancement of our research and development programs in the dermatologic, women’s health and GI therapeutic areas and for general corporate purposes, capital expenditures and working capital.

Nasdaq Symbol	NOVN

Risk factors
Investing in our securities involves a high degree of risk. You should carefully review and consider the “Risk Factors” section of this prospectus beginning on page 5 for a discussion of factors to consider before deciding to invest in shares of our common stock.

The number of shares of our common stock outstanding is based on an aggregate of 26,069,734 shares of our common stock outstanding as of August 30, 2019 and excludes the 345,622 Commitment Shares as defined below, and also excludes:

•	1,621,989 shares of common stock issuable upon the exercise of outstanding options as of August 30, 2019, having a weighted average exercise price of $4.31 per share;

•	1,000,000 shares of common stock issuable upon the exercise of outstanding stock appreciation rights, or SARs, as of August 30, 2019, having an exercise price of $3.80 per share;

•	10,000,000 shares of common stock issuable upon the exercise of outstanding warrants as of August 30, 2019; and

•	565,221 shares of common stock reserved for future issuance under the Novan, Inc. 2016 Incentive Award Plan, as amended.
Common Stock Issued and Issuable to the Selling Stockholder
On August 30, 2019, we entered into a common stock purchase agreement, or the Purchase Agreement, with Aspire Capital Fund, LLC, an Illinois limited liability company, or Aspire Capital or the selling stockholder, which provides that, upon the terms and subject to the conditions and limitations set forth therein, Aspire Capital is committed to purchase up to an aggregate of $25.0 million of shares of our common stock at the Company’s request from time to time over the 30-month term of the Purchase Agreement. In consideration for entering into the Purchase Agreement, concurrently with the execution of the Purchase Agreement, we issued to Aspire Capital 345,622 shares of our common stock, or the Commitment Shares, as a commitment fee. Concurrently with entering into the Purchase Agreement, we also entered into a registration rights agreement with Aspire Capital, or the Registration Rights Agreement, in which we agreed to file one or more registration statements, including the registration statement of which this prospectus is a part, as permissible and necessary to register under the Securities Act, the sale of the shares of our common stock that have been and may be issued to Aspire Capital under the Purchase Agreement.

As of August 30, 2019, there were 26,069,734 shares of our common stock outstanding, excluding the 7,032,630 shares offered that have been issued or may be issuable to Aspire Capital pursuant to the Purchase Agreement. If all of such 7,032,630 shares of our common stock offered hereby were issued and outstanding as of the date hereof, such shares would represent approximately 27% of the total common stock outstanding as of the date hereof. The number of shares of our common stock ultimately offered for sale by Aspire Capital under this prospectus is dependent upon the number of shares purchased by Aspire Capital under the Purchase Agreement.
The aggregate number of shares that we may issue to Aspire Capital under the Purchase Agreement, including the Commitment Shares, may in no case exceed 5,211,339 shares of our common stock (which is equal to 19.99% of the common stock outstanding on the date of the Purchase Agreement) unless (i) stockholder approval is obtained to issue more, in which case this 5,211,339 share limitation will not apply, or (ii) stockholder approval has not been obtained and at any time the 5,211,339 share limitation is reached and at all times thereafter the average price paid for all shares issued under the Purchase Agreement (including the Commitment Shares) is equal to or greater than $2.17, referred to as the Minimum Price, a price equal to the closing sale price of our common stock on the date prior to the date of the Purchase Agreement; provided that at no one point in time shall Aspire Capital (together with its affiliates) beneficially own more than 19.99% of our common stock.
Pursuant to the Purchase Agreement and the Registration Rights Agreement, we are registering 7,032,630 shares of our common stock under the Securities Act, which includes the Commitment Shares that have already been issued to Aspire Capital and 6,687,008 shares of common stock that we may issue to Aspire Capital after this registration statement is declared effective under the Securities Act. All 7,032,630 shares of common stock are being offered pursuant to this prospectus. If we elect to sell more than the 7,032,630 shares of common stock offered hereby, we must first register under the Securities Act the sale by Aspire Capital of such additional shares.
After the SEC has declared effective the registration statement of which this prospectus is a part, on any trading day on which the closing sale price of our common stock exceeds $0.25, we have the right, in our sole discretion, to present Aspire Capital with a purchase notice (each, a Purchase Notice), directing Aspire Capital (as principal) to purchase up to 100,000 shares of our common stock per trading day, up to $25.0 million of our common stock in the aggregate at a per share price, or the Purchase Price, calculated by reference to the prevailing market price of our common stock (as more specifically described below in the section entitled “The Aspire Capital Transaction”).
In addition, on any date on which we submit a Purchase Notice for 100,000 shares to Aspire Capital, we also have the right, in our sole discretion, to present Aspire Capital with a volume-weighted average price purchase notice (each, a VWAP Purchase Notice) directing Aspire Capital to purchase an amount of stock equal to up to 30% of the aggregate shares of our common stock traded on the Nasdaq Global Market on the next trading day, or the VWAP Purchase Date, subject to a maximum number of shares we may determine, or the VWAP Purchase Share Volume Maximum, and a minimum trading price, or the VWAP Minimum Price Threshold (as more specifically described below). The purchase price per Purchase Share pursuant to such VWAP Purchase Notice, or the VWAP Purchase Price, is calculated by reference to the prevailing market price of our common stock (as more specifically described below in the section entitled “The Aspire Capital Transaction”). The respective prices and share numbers in the preceding paragraphs shall be appropriately adjusted for any reorganization, recapitalization, non-cash dividend, stock split, reverse stock split or other similar transaction.
The Purchase Agreement provides that the Company and Aspire Capital shall not effect any sales under the Purchase Agreement on any purchase date where the closing sale price of our common stock is less than $0.25 per share, or the Floor Price. There are no trading volume requirements or restrictions under the Purchase Agreement, and we will control the timing and amount of any sales of our common stock to Aspire Capital. Aspire Capital has no right to require any sales by us, but is obligated to make purchases from us as we direct in accordance with the Purchase Agreement. There are no limitations on use of proceeds, financial or business covenants, restrictions on future financing transactions, rights of first refusal, participation rights, penalties or liquidated damages in the Purchase Agreement. Aspire Capital may not assign its rights or obligations under the Purchase Agreement. The Purchase Agreement may be terminated by us at any time, at our discretion, without any penalty or additional cost to us.

RISK FACTORS
An investment in our common stock involves risks. You should carefully consider the risk factors described below and incorporated by reference to our Annual Report on Form 10-K for the fiscal year ended December 31, 2018 and subsequent Quarterly Reports on Form 10-Q, and all other information contained or incorporated by reference into this prospectus, and in any free writing prospectus that we have authorized for use in connection with this offering, as updated by our subsequent filings under the Exchange Act. The occurrence of any of these risks might cause you to lose all or part of your investment in our common stock.
Risks Related to This Offering
We will need to raise substantial additional capital in the future to fund our operations and we may be unable to raise such funds when needed and on acceptable terms.
We will need to raise substantial additional capital in the future to fund our operations. The extent to which we utilize the Purchase Agreement with Aspire Capital as a source of funding will depend on a number of factors, including the prevailing market price of our common stock, the volume of trading in our common stock and the extent to which we are able to secure funds from other sources. The number of shares that we may sell to Aspire Capital under the Purchase Agreement on any given day and during the term of the agreement is limited. See “The Aspire Capital Transaction” for additional information. Additionally, we and Aspire Capital may not effect any sales of shares of our common stock under the Purchase Agreement during the continuance of an event of default or on any trading day that the closing sale price of our common stock is less than $0.25 per share. Even if we are able to access the full $25.0 million under the Purchase Agreement, we will still need additional capital to fully implement our business, operating and development plans.
The sale of our common stock to Aspire Capital may cause substantial dilution to our existing stockholders and the sale of the shares of common stock acquired by Aspire Capital could cause the price of our common stock to decline.
We are registering for sale the Commitment Shares that we have issued and 6,687,008 additional shares that we may sell to Aspire Capital from time to time under the Purchase Agreement. It is anticipated that shares registered in this offering will be sold over a period of up to approximately 30 months from the date of this prospectus. The number of shares ultimately offered for sale by Aspire Capital under this prospectus is dependent upon the number of shares we elect to sell to Aspire Capital under the Purchase Agreement. Depending on a variety of factors, including market liquidity of our common stock, the sale of shares under the Purchase Agreement may cause the trading price of our common stock to decline.
Aspire Capital may ultimately purchase all, some or none of the $25.0 million of common stock that, together with the Commitment Shares, is the subject of this prospectus. Aspire Capital may sell all, some or none of our shares that it holds or comes to hold under the Purchase Agreement. Sales by us to Aspire Capital of shares pursuant to the Purchase Agreement may result in dilution to the interests of other holders of our common stock. The sale of a substantial number of shares of our common stock by Aspire Capital in this offering, or anticipation of such sales, could cause the trading price of our common stock to decline or make it more difficult for us to sell equity or equity-related securities in the future at a time and at a price that we might otherwise desire.
Our restated certificate of incorporation provides that, unless we consent in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware will be the sole and exclusive forum for substantially all disputes between us and our stockholders, which could limit our stockholders' ability to obtain a favorable judicial forum for disputes with us or our directors, officers, or employees or agents.
Our restated certificate of incorporation provides that, unless we consent in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware will be the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of us; (ii) any action asserting a claim of breach of a fiduciary duty owed by any of our directors, officers or other employees or agents to us or our stockholders; (iii) any action asserting a claim against us arising pursuant to any provision of the Delaware General Corporation Law or our amended and restated certificate of incorporation or amended and restated bylaws; or (iv) any action asserting a claim against us governed by the internal affairs doctrine. These choice of forum provisions do not preclude or contract the scope of exclusive federal or concurrent jurisdiction for any actions brought under the Securities Act or the Exchange Act. Accordingly, our choice of forum provisions will not relieve us of our duties to comply with the federal securities laws and the rules and regulations thereunder, and our stockholders will not be deemed to have waived our compliance with these laws, rules and regulations.
Any person or entity purchasing or otherwise acquiring any interest in any of our securities shall be deemed to have notice of and consented to these provisions. These choice of forum provisions may limit a stockholder’s ability to bring a claim in a judicial forum of its choosing for disputes with us or our directors, officers or other employees or agents, which may discourage lawsuits against us and our directors, officers and other employees or agents.
If a court were to find the choice of forum provision contained in our restated certificate of incorporation to be inapplicable or unenforceable in an action, we may incur additional costs associated with resolving such action in other jurisdictions, which could harm our business, results of operations, and financial condition. Even if we are successful in defending against these claims, litigation could result in substantial costs and be a distraction to management and other employees.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS
This prospectus and the documents incorporated by reference herein contain forward-looking statements concerning our business, operations and financial performance and condition, as well as our plans, objectives and expectations for our business, operations and financial performance and condition. All statements that are not statements of historical facts may be deemed to be forward-looking statements. In some cases, you can identify forward-looking statements by terminology such as “believe,” “assume,” “contemplate,” “continue,” “due,” “goal,” “objective,” “plan,” “seek,” “target,” “expect,” “believe,” “anticipate,” “intend,” “positioned,” “may,” “will,” “would,” “could,” “should,” “potential,” “predict,” “project,” “estimate,” or “continue,” and other similar expressions that are predictions of or indicate future events and future trends, or the negative of these terms or other comparable terminology, although not all forward-looking statements contain these words. In addition, statements such as “we believe” and similar statements reflect our beliefs and opinions on the relevant subject. The forward-looking statements and opinions contained in this prospectus and the documents incorporated by reference herein are based upon information available to us as of the date hereof (or thereof, as applicable) and, while we believe such information forms a reasonable basis for such statements, such information may be limited or incomplete, and our statements should not be read to indicate that we have conducted an exhaustive inquiry into, or review of, all potentially available relevant information. These forward-looking statements include statements about:

•	our plans to develop and commercialize our product candidates;

•	the timing of initiation of our planned clinical trials;

•	the timing of the availability of data from our clinical trials;

•	the timing of our regulatory filings for our product candidates;

•	the clinical utility, potential benefits and market acceptance of our product candidates;

•	strategic arrangements and/or collaborations with third parties and the potential benefits of such arrangements;

•	our commercialization, marketing and manufacturing capabilities and strategy;

•	our intellectual property position;

•	our estimates regarding future revenue, expenses, liquidity, capital requirements and our strategies and needs for additional financing; and

•	our use of the net proceeds of this offering, if any.
Forward-looking statements are based on management’s current expectations, estimates, forecasts and projections about our business and the industry in which we operate, and management’s beliefs and assumptions are not guarantees of future performance or development and involve known and unknown risks, uncertainties and other factors that are in some cases beyond our control. As a result, any or all of our forward-looking statements in this prospectus or the documents incorporated herein by reference may turn out to be inaccurate. Furthermore, if the forward-looking statements prove to be inaccurate, the inaccuracy may be material. Our forward-looking statements do not reflect the potential impact of any future acquisitions, mergers, dispositions, collaborations, strategic partnerships, joint ventures or investments that we may make or enter into. In light of the significant uncertainties in these forward-looking statements, you should not regard these statements as a representation or warranty by us or any other person that we will achieve our objectives and plans in any specified time frame, or at all. Factors that may cause actual results to differ materially from current expectations include, among other things, those risks, uncertainties and assumptions described under the sections in our periodic reports, including our Annual Report on Form 10-K for the fiscal year ended December 31, 2018, entitled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” as well as other sections elsewhere in this prospectus and the documents or reports incorporated herein by reference. Potential investors are urged to consider these factors carefully in evaluating these forward-looking statements. Except as required by law, we assume no obligation to update or revise these forward-looking statements for any reason, even if new information becomes available in the future. You should, however, review the risk factors and other information we describe in the reports we file from time to time with the SEC after the date of this prospectus and incorporate by reference herein.

THE ASPIRE CAPITAL TRANSACTION
General
On August 30, 2019, we entered into the Purchase Agreement which provides that, upon the terms and subject to the conditions and limitations set forth therein, Aspire Capital is committed to purchase up to an aggregate of $25.0 million of our shares of common stock at the Company’s request from time to time over the term of the Purchase Agreement. In consideration for entering into the Purchase Agreement, concurrently with the execution of the Purchase Agreement, we issued to Aspire Capital the Commitment Shares. Concurrently with entering into the Purchase Agreement, we also entered into the Registration Rights Agreement, in which we agreed to file one or more registration statements as permissible and necessary to register under the Securities Act, the sale of the shares of our common stock that have been and may be issued to Aspire Capital under the Purchase Agreement.
As of August 30, 2019, there were 26,069,734 shares of our common stock outstanding, excluding the 7,032,630 shares offered that have been issued or may be issuable to Aspire Capital pursuant to the Purchase Agreement. If all of such 7,032,630 shares of our common stock offered hereby were issued and outstanding as of the date hereof, such shares would represent approximately 27% of the total common stock outstanding as of the date hereof. The number of shares of our common stock ultimately offered for sale by Aspire Capital under this prospectus is dependent upon the number of shares purchased by Aspire Capital under the Purchase Agreement.
The aggregate number of shares that we may issue to Aspire Capital under the Purchase Agreement, including the Commitment Shares, may in no case exceed 5,211,339 shares of our common stock (which is equal to 19.99% of the common stock outstanding on the date of the Purchase Agreement) unless (i) stockholder approval is obtained to issue more, in which case this 5,211,339 share limitation will not apply, or (ii) stockholder approval has not been obtained and at any time the 5,211,339 share limitation is reached and at all times thereafter the average price paid for all shares issued under the Purchase Agreement (including the Commitment Shares) is equal to or greater than $2.17, referred to as the Minimum Price, a price equal to the closing sale price of our common stock on the date prior to the date of the Purchase Agreement; provided that at no one point in time shall Aspire Capital (together with its affiliates) beneficially own more than 19.99% of our common stock.
Pursuant to the Purchase Agreement and the Registration Rights Agreement, we are registering 7,032,630 shares of our common stock under the Securities Act, which includes the Commitment Shares that have already been issued to Aspire Capital and 6,687,008 shares of common stock that we may issue to Aspire Capital after this registration statement is declared effective under the Securities Act. All 7,032,630 shares of common stock are being offered pursuant to this prospectus. Under the Purchase Agreement, we have the right but not the obligation to issue more than the 7,032,630 shares of common stock included in this prospectus to Aspire Capital under some circumstances. If we elect to sell more than the 7,032,630 shares of common stock offered hereby, we must first register under the Securities Act the sale by Aspire Capital of any such additional shares.
After the SEC has declared effective the registration statement of which this prospectus is a part, on any trading day on which the closing sale price of our common stock is not less than $0.25 per share, we have the right, in our sole discretion, to present Aspire Capital with a Purchase Notice, directing Aspire Capital (as principal) to purchase up to 100,000 shares of our common stock per business day, up to $25.0 million of our common stock in the aggregate over the term of the Purchase Agreement, at a Purchase Price calculated by reference to the prevailing market price of our common stock over the preceding 10-business day period (as more specifically described below); however, no sale pursuant to a Purchase Notice may exceed $500,000 per trading day.
In addition, on any date on which we submit a Purchase Notice to Aspire Capital for 100,000 Purchase Shares, we also have the right, in our sole discretion, to present Aspire Capital with a VWAP Purchase Notice directing Aspire Capital to purchase an amount of stock equal to up to 30% of the aggregate shares of our common stock traded on the Nasdaq Global Market on the next trading day, subject to the VWAP Purchase Share Volume Maximum and the VWAP Minimum Price Threshold. The VWAP Purchase Price is calculated by reference to the prevailing market price of our common stock (as more specifically described below).

The Purchase Agreement provides that we and Aspire Capital shall not effect any sales under the Purchase Agreement on any purchase date where the closing sale price of our common stock is less than the Floor Price. There are no trading volume requirements or restrictions under the Purchase Agreement, and we will control the timing and amount of any sales of our common stock to Aspire Capital. Aspire Capital has no right to require any sales by us, but is obligated to make purchases from us as we direct in accordance with the Purchase Agreement. There are no limitations on use of proceeds, financial or business covenants, restrictions on future financings, rights of first refusal, participation rights, penalties or liquidated damages in the Purchase Agreement. Aspire Capital may not assign its rights or obligations under the Purchase Agreement. The Purchase Agreement may be terminated by us at any time, at our discretion, without any penalty or additional cost to us.
Purchase Of Shares Under The Purchase Agreement
Under the Purchase Agreement, on any trading day selected by us on which the closing sale price of our common stock exceeds $0.25 per share, we may direct Aspire Capital to purchase up to 100,000 shares of our common stock per trading day. The Purchase Price of such shares is equal to the lesser of:

•	the lowest sale price of our common stock on the purchase date; or

•	the arithmetic average of the three lowest closing sale prices for our common stock during the ten consecutive trading days ending on the trading day immediately preceding the purchase date.
In addition, on any date on which we submit a Purchase Notice to Aspire Capital for the purchase of 100,000 shares, we also have the right to direct Aspire Capital to purchase an amount of stock equal to up to 30% of the aggregate shares of our common stock traded on the Nasdaq Global Market on the next trading day, subject to the VWAP Purchase Share Volume Maximum and the VWAP Minimum Price Threshold, which is equal to the greater of (a) 80% of the closing price of our common stock on the business day immediately preceding the VWAP Purchase Date or (b) such higher price as set forth by the Company in the VWAP Purchase Notice. The VWAP Purchase Price of such shares is the lower of:

•	the Closing Sale Price on the VWAP Purchase Date; or

•	97% of the volume-weighted average price for our common stock traded on the Nasdaq Global Market:

◦	on the VWAP Purchase Date, if the aggregate shares to be purchased on that date have not exceeded the VWAP Purchase Share Volume Maximum or

◦
during that portion of the VWAP Purchase Date until such time as the sooner to occur of (i) the time at which the aggregate shares traded on the Nasdaq Global Market exceed the VWAP Purchase Share Volume Maximum or (ii) the time at which the sale price of our common stock falls below the VWAP Minimum Price Threshold.

The Purchase Price will be adjusted for any reorganization, recapitalization, non-cash dividend, stock split, or other similar transaction occurring during the trading day(s) used to compute the Purchase Price. We may deliver multiple Purchase Notices and VWAP Purchase Notices to Aspire Capital from time to time during the term of the Purchase Agreement, so long as the most recent purchase has been completed.
Minimum Share Price
Under the Purchase Agreement, we and Aspire Capital may not effect any sales of shares of our common stock under the Purchase Agreement on any trading day that the closing sale price of our common stock is less than $0.25 per share.
Events of Default
No sales are permitted to be made under the Purchase Agreement upon the occurrence of any of the following, among other, events of default:

•
the effectiveness of any registration statement that is required to be maintained effective pursuant to the terms of the Registration Rights Agreement between us and Aspire Capital lapses for any reason (including, without limitation, the issuance of a stop order) or is unavailable to Aspire Capital for sale of our shares of common stock, and such lapse or unavailability continues for a period of ten consecutive business days or for more than an aggregate of thirty business days in any 365-day period, and which is not in connection with a Permitted Delay (as defined in the Registration Rights Agreement), post-effective amendment to any such registration statement or the filing of a new registration statement, provided that in connection with any post-effective amendment to such registration statement or filing of a new registration statement that is required to be declared effective by the SEC such lapse or unavailability may continue for a period of no more than 30 consecutive business days;

•	the suspension from trading or failure of our common stock to be listed on our principal market for a period of three consecutive business days;

•
the delisting of our common stock from our principal market, provided our common stock is not immediately thereafter trading on the New York Stock Exchange, the NYSE American, the Nasdaq Global Market, the Nasdaq Global Select Market or the Nasdaq Capital Market;

•
our transfer agent’s failure to issue to Aspire Capital shares of our common stock which Aspire Capital is entitled to receive under the Purchase Agreement within five business days after an applicable purchase date;

•
any breach by us of the representations or warranties or covenants contained in the Purchase Agreement or any related agreements which could have a material adverse effect on us, subject to a cure period of five business days;

•	if we become insolvent or are generally unable to pay our debts as they become due; or

•	any participation or threatened participation in insolvency or bankruptcy proceedings by or against us.
The Purchase Agreement will be automatically terminated in the event of any participation in insolvency or bankruptcy proceedings by or against us.
Our Termination Rights
The Purchase Agreement may be terminated by us at any time, at our discretion, without any penalty or additional cost to us.
No Short-Selling or Hedging by Aspire Capital
Aspire Capital has agreed that neither it nor any of its agents, representatives and affiliates shall engage in any direct or indirect short-selling or hedging of our common stock during any time prior to the termination of the Purchase Agreement.
Effect of Performance of the Purchase Agreement on Our Stockholders
The Purchase Agreement does not limit the ability of Aspire Capital to sell any or all of the 7,032,630 shares registered in this offering. It is anticipated that shares registered in this offering will be sold over a period of up to approximately thirty months from the date of this prospectus. The sale by Aspire Capital of a significant amount of shares registered in this offering at any given time could cause the market price of our common stock to decline and/or to be highly volatile. Aspire Capital may ultimately purchase all, some or none of the 7,032,630 shares of common stock not yet issued but registered in this offering. After it has acquired such shares, it may sell all, some or none of such shares. Therefore, sales to Aspire Capital by us pursuant to the Purchase Agreement also may result in substantial dilution to the interests of other holders of our common stock. However, we have the right to control the timing and amount of any sales of our shares to Aspire Capital and the Purchase Agreement may be terminated by us at any time at our discretion without any penalty or additional cost to us.
Percentage of Outstanding Shares After Giving Effect to the Purchased Shares Issued to Aspire Capital
In connection with entering into the Purchase Agreement, we authorized the sale to Aspire Capital of up to $25.0 million of our shares of common stock. However, we estimate that we will sell no more than 7,032,630 shares to Aspire Capital under the Purchase Agreement (including the Commitment Shares) for sale by Aspire Capital pursuant to this prospectus, all of which are included in this offering. Subject to any required approval by our board of directors, we have the right but not the obligation to issue more than the 7,032,630 shares included in this prospectus to Aspire Capital under the Purchase Agreement under some circumstances. In the event we elect to issue more than 7,032,630 shares under the Purchase Agreement, we will be required to file a new registration statement and have it declared effective by the SEC. Additionally, the Purchase Agreement provides that the aggregate number of shares that we may issue to Aspire Capital under the Purchase Agreement, including the Commitment Shares, may in no case exceed 5,211,339 shares of our common stock (which is equal to 19.99% of the common stock outstanding on the date of the Purchase Agreement) unless (i) stockholder approval is obtained to issue more, in which case this 5,211,339 share limitation will not apply, or (ii) stockholder approval has not been obtained and at any time the 5,211,339 share limitation is reached and at all times thereafter the average price paid for all shares issued under the Purchase Agreement (including the Commitment Shares) is equal to or greater than the Minimum Price, a price equal to the closing sale price of our common stock on the date prior to the date of the Purchase Agreement; and provided further that at no one point in time shall Aspire Capital (together with its affiliates) beneficially own more than 19.99% of our common stock. The number of shares ultimately offered for sale by Aspire Capital in this offering is dependent upon the number of shares purchased by Aspire Capital under the Purchase Agreement. The following table sets forth the number and percentage of outstanding shares to be held by Aspire Capital after giving effect to the sale of shares of common stock sold to Aspire Capital at varying purchase prices:

Assumed Average Purchase Price	Proceeds from the Sale of Shares to Aspire Capital Under the Purchase Agreement Registered in this Offering	Number of Shares to be Issued in this Offering at the Assumed Average Purchase Price (1)	Total Number of Outstanding Shares After Giving Effect to the Shares Issued to Aspire Capital (2)	Percentage of Outstanding Shares After Giving Effect to the Purchased Shares Issued to Aspire Capital (3)
$0.50	$3,343,504	6,687,008	33,102,364	21%
$1.00	$6,687,008	6,687,008	33,102,364	21%
$1.50	$10,030,512	6,687,008	33,102,364	21%
$2.50	$16,717,520	6,687,008	33,102,364	21%
$5.00	$25,000,000	5,000,000	31,382,234	17%
$10.00	$25,000,000	2,500,000	28,882,234	10%

(1)	Excludes 345,622 Commitment Shares issued under the Purchase Agreement between the Company and Aspire Capital.

(2)
Based on an assumed number of shares outstanding as of August 30, 2019, which includes the 26,069,734 shares of common stock outstanding immediately prior to the execution of the Purchase Agreement, 345,622 Commitment Shares previously issued to Aspire Capital and the number of shares set forth in the adjacent column that we would have sold to Aspire Capital.

(3)
The numerator includes the 345,622 Commitment Shares plus the number of shares set forth in the column entitled, “Number of Shares to be Issued in this Offering at the Assumed Average Purchase Price.” The denominator is set forth in the adjacent column.

USE OF PROCEEDS
This prospectus relates to shares of our common stock that may be offered and sold from time to time by Aspire Capital. We will not receive any proceeds upon the sale of shares by Aspire Capital. However, we may receive proceeds of up to $25.0 million from the sale of shares to Aspire Capital under the Purchase Agreement. The proceeds received from the sale of the shares under the Purchase Agreement will be used for advancement of our research and development programs in the dermatologic, women’s health and GI therapeutic areas and for general corporate purposes, capital expenditures and working capital. This anticipated use of net proceeds from the sale of our common stock to Aspire Capital under the Purchase Agreement represents our intentions based upon our current plans and business conditions.
The amounts and timing of our actual expenditures may vary significantly depending on numerous factors, including the progress of our development, the status of and results from clinical trials of our product candidates, our success in entering into strategic partnerships for the development and commercialization of our product candidates, and any unforeseen cash needs. We may find it necessary or advisable to use the net proceeds from this offering for other purposes, and our management will have broad discretion in the application of the net proceeds.
Pending the uses described above, we plan to invest the net proceeds from this offering in short-and intermediate-term, interest-bearing obligations, investment-grade instruments, demand deposits, certificates of deposit or direct or guaranteed obligations of the U.S. government.

DILUTION
The sale of our common stock to Aspire Capital pursuant to the Purchase Agreement will have a dilutive impact on our stockholders. As a result, our net income/(loss) per share would decrease/increase in future periods and the market price of our common stock could decline. In addition, the lower our stock price is at the time we exercise our right to sell shares to Aspire Capital, the more shares of our common stock we will have to issue to Aspire Capital pursuant to the Purchase Agreement and our existing stockholders would experience greater dilution.
After giving effect to the sale of 7,032,630 shares of our common stock (the number of shares registered in this offering) at an assumed offering price of $2.17 per share (the closing price of our common stock on August 29, 2019), and after deducting the estimated offering expenses payable by us, our as adjusted net tangible book value as of June 30, 2019 would have been approximately $5.2 million, or approximately $(0.16) per share of common stock. This amount represents an immediate increase in as adjusted net tangible book value of $0.62 per share to our existing stockholders and an immediate dilution in as adjusted net tangible book value of $2.33 per share to investors participating in this offering.
The following table illustrates this dilution on a per share basis:

Assumed offering price per share		$2.17
Historical net tangible book value per share as of June 30, 2019	$(0.78)
Increase in net tangible book value per share attributable to investors in this offering	0.62
As adjusted net tangible book value per share as of June 30, 2019 after this offering		(0.16)
Dilution per share to investors participating in this offering		$2.33
Each $0.50 increase in the per share price at which we sell shares to Aspire Capital under the Purchase Agreement from the assumed offering price of $2.17 per share would increase our as adjusted net tangible book value by $3.0 million, our as adjusted net tangible book value per share by $0.10 and dilution per share to new investors purchasing shares of common stock in this offering by $0.40, assuming that the number of shares of common stock offered, as set forth on the cover page of this prospectus, remains the same and after deducting estimated aggregate offering expenses payable by us. This information is supplied for illustrative purposes only.
The table and calculations set forth above are based on the number of shares of common stock outstanding as of June 30, 2019 and assumes no exercise of any outstanding options, SARs or warrants. To the extent that options, SARs or warrants are exercised, there will be further dilution to new investors.
Furthermore, we may choose to raise additional capital through the sale of equity or debt securities due to market conditions or strategic considerations even if we believe we have sufficient funds for our current or future operating plans. To the extent that any of our options and warrants described above are exercised, new options are issued and exercised under our equity incentive plans or we issue additional shares of common stock or other equity or convertible debt securities in the future, there will be further dilution.

DESCRIPTION OF CAPITAL STOCK
The following description of our capital stock and certain provisions of our restated certificate of incorporation and our amended and restated bylaws is not complete and may not contain all the information you should consider before investing in our capital stock. This description is summarized from, and qualified in its entirety by reference to, our restated certificate of incorporation and amended and restated bylaws, each of which has been publicly filed with the SEC. See “Where You Can Find More Information” and “Incorporation of Certain Information by Reference.”
Our authorized capital stock consists of:
•200,000,000 shares of common stock, par value $0.0001 per share; and
•10,000,000 shares of preferred stock, par value $0.0001 per share.
Common Stock
Holders of our common stock are entitled to one vote for each share held on all matters submitted to a vote of stockholders and do not have cumulative voting rights. An election of directors by our stockholders shall be determined by a plurality of the votes cast by the stockholders entitled to vote on the election. Holders of common stock are entitled to receive proportionately any dividends as may be declared by our board of directors, subject to any preferential dividend rights of any series of preferred stock that we may designate and issue in the future.
In the event of our liquidation or dissolution, the holders of common stock are entitled to receive proportionately our net assets available for distribution to stockholders after the payment of all debts and other liabilities and subject to the prior rights of any outstanding preferred stock. Holders of common stock have no preemptive, subscription, redemption or conversion rights. Our outstanding shares of common stock are, and the shares offered by us in this offering will be, when issued and paid for, validly issued, fully paid and nonassessable. The rights, preferences and privileges of holders of common stock are subject to and may be adversely affected by the rights of the holders of shares of any series of preferred stock that we may designate and issue in the future.
Our common stock is listed on the Nasdaq Global Market under the symbol “NOVN.”
Transfer Agent
The transfer agent and registrar for our common stock is American Stock Transfer & Trust Company, LLC.
Preferred Stock
Under the terms of our restated certificate of incorporation, our board of directors is authorized to direct us to issue shares of preferred stock in one or more series without stockholder approval. Our board of directors has the discretion to determine the rights, preferences, privileges and restrictions, including voting rights, dividend rights, conversion rights, redemption privileges and liquidation preferences, of each series of preferred stock. The preferred shares may have voting or conversion rights that could have the effect of restricting dividends on our common shares, diluting the voting power of our common shares, impairing the rights of our common shares in the event of our dissolution, liquidation or winding-up or otherwise adversely affect the rights of holders of our common shares. The holders of preferred shares are entitled to receive notice of any meeting of our shareholders and to attend and vote, except as otherwise provided in the rights and restrictions attached to the shares by the board of directors.
Options
There are 1,621,989 shares of common stock issuable upon the exercise of outstanding options as of August 30, 2019, and 565,221 shares of common stock reserved for future issuance under the Novan, Inc. 2016 Incentive Award Plan.

Warrants
There are 10,000,000 shares of common stock issuable upon the exercise of outstanding warrants as of August 30, 2019.
Anti-Takeover Effects of Delaware Law and Our Certificate of Incorporation and Bylaws
Restated Certificate of Incorporation and Amended and Restated Bylaws
Because our stockholders do not have cumulative voting rights, our stockholders holding a majority of the voting power of our shares of common stock outstanding will be able to elect all of our directors. Our restated certificate of incorporation and amended and restated bylaws provide that all stockholder actions must be effected at a duly called meeting of stockholders and not by consent in writing. A special meeting of stockholders may be called only by a majority of our board of directors, the chair of our board of directors, our president or our chief executive officer.
Our restated certificate of incorporation further provides that the affirmative vote of holders of at least sixty-six and two-thirds percent (66-2/3%) of the voting power of all of the then outstanding shares of voting stock, voting as a single class, will be required to amend certain provisions of our certificate of incorporation, including provisions relating to the size of the board, removal of directors, special meetings, actions by written consent and cumulative voting. The affirmative vote of holders of at least sixty-six and two-thirds percent (66-2/3%) of the voting power of all of the then outstanding shares of voting stock, voting as a single class, will be required to amend or repeal our bylaws, although our bylaws may be amended by a simple majority vote of our board of directors.
Our restated certificate of incorporation further provides that our board of directors is divided into three classes, Class I, Class II and Class III, with each class serving staggered terms.
Finally, our restated certificate of incorporation provides that, unless we consent in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware will be the sole and exclusive forum for: (i) any derivative action or proceeding brought on behalf of us; (ii) any action asserting a claim of breach of a fiduciary duty owed by any of our directors, officers or other employees or agents to us or our stockholders; (iii) any action asserting a claim against us arising pursuant to any provision of the Delaware General Corporation Law or our restated certificate of incorporation or amended and restated bylaws; or (iv) any action asserting a claim against us governed by the internal affairs doctrine. These choice of forum provisions do not preclude or contract the scope of exclusive federal or concurrent jurisdiction for any actions brought under the Securities Act or the Exchange Act. Accordingly, our choice of forum provisions will not relieve us of our duties to comply with the federal securities laws and the rules and regulations thereunder, and our stockholders will not be deemed to have waived our compliance with these laws, rules and regulations. The enforceability of similar choice of forum provisions in other companies’ certificates of incorporation has been challenged in legal proceedings, and it is possible that, in connection with any action, a court could find the choice of forum provisions contained in our restated certificate of incorporation to be inapplicable or unenforceable in such action. Nonetheless, any person or entity purchasing or otherwise acquiring any interest in any of our securities shall be deemed to have notice of and consented to these provisions. These choice of forum provisions may limit a stockholder’s ability to bring a claim in a judicial forum of its choosing for disputes with us or our directors, officers or other employees or agents, which may discourage lawsuits against us and our directors, officers and other employees or agents.
The foregoing provisions, including the choice of forum provisions, will make it more difficult for our existing stockholders to replace our board of directors as well as for another party to obtain control of our company by replacing our board of directors. Since our board of directors has the power to retain and discharge our officers, these provisions could also make it more difficult for existing stockholders or another party to effect a change in management. In addition, the authorization of undesignated preferred stock makes it possible for our board of directors to issue preferred stock with voting or other rights or preferences that could impede the success of any attempt to change the control of our company.

These provisions are intended to enhance the likelihood of continued stability in the composition of our board of directors and its policies and to discourage certain types of transactions that may involve an actual or threatened acquisition of our Company. These provisions are also designed to reduce our vulnerability to an unsolicited acquisition proposal and to discourage certain tactics that may be used in proxy fights. However, these provisions could have the effect of discouraging others from making tender offers for our shares and may have the effect of deterring hostile takeovers or delaying changes in control of our Company or our management. As a consequence, these provisions also may inhibit fluctuations in the market price of our stock that could result from actual or rumored takeover attempts.
Section 203 of the Delaware General Corporation Law
We are subject to Section 203 of the Delaware General Corporation Law, which prohibits persons deemed to be “interested stockholders” from engaging in a “business combination” with a publicly held Delaware corporation for three years following the date these persons become interested stockholders unless the business combination is, or the transaction in which the person became an interested stockholder was, approved in a prescribed manner or another prescribed exception applies. Generally, an “interested stockholder” is a person who, together with affiliates and associates, owns, or within three years prior to the determination of interested stockholder status did own, 15% or more of a corporation’s voting stock. Generally, a “business combination” includes a merger, asset or stock sale, or other transaction resulting in a financial benefit to the interested stockholder. The existence of this provision may have an anti-takeover effect with respect to transactions not approved in advance by the board of directors.

SELLING STOCKHOLDER
The selling stockholder may from time to time offer and sell any or all of the shares of our common stock set forth below pursuant to this prospectus. When we refer to the “selling stockholder” in this prospectus, we mean the entity listed in the table below, and its respective pledgees, donees, permitted transferees, assignees, successors and others who later come to hold any of the selling stockholder’s interests in shares of our common stock other than through a public sale.
The following table sets forth, as of the date of this prospectus, the name of the selling stockholder for whom we are registering shares for sale to the public, the number of shares of common stock beneficially owned by the selling stockholder prior to this offering, the total number of shares of common stock that the selling stockholder may offer pursuant to this prospectus and the number of shares of common stock that the selling stockholder will beneficially own after this offering. Except as noted below, the selling stockholder does not have, or within the past three years has not had, any material relationship with us or any of our predecessors or affiliates and the selling stockholder is not or was not affiliated with registered broker-dealers.
Based on the information provided to us by the selling stockholder, assuming that the selling stockholder sells all of the shares of our common stock beneficially owned by it that have been registered by us and does not acquire any additional shares during the offering, the selling stockholder will not own any shares other than those appearing in the column entitled “Beneficial Ownership After This Offering.” We cannot advise you as to whether the selling stockholder will in fact sell any or all of such shares of common stock. In addition, the selling stockholder may have sold, transferred or otherwise disposed of, or may sell, transfer or otherwise dispose of, at any time and from time to time, the shares of our common stock in transactions exempt from the registration requirements of the Securities Act after the date on which it provided the information set forth in the table below.

			Beneficial Ownership After this Offering (1)
Name	Shares of Common Stock Owned Prior to this Offering	Shares of Common Stock Being Offered	Number of Shares	% (2)
Aspire Capital Fund, LLC (3)	345,622 (4)	7,032,630	—	*
_____________________________
 * Represents less than 1% of outstanding shares.

(1)
Assumes the sale of all shares of common stock registered pursuant to this prospectus, although the selling stockholder is under no obligation known to us to sell any shares of common stock at this time.

(2)	Based on 26,069,734 shares of common stock outstanding on August 30, 2019 (excluding the Commitment Shares).

(3)
Aspire Capital Partners LLC (“Aspire Partners”) is the Managing Member of Aspire Capital Fund LLC (“Aspire Fund”). SGM Holdings Corp (“SGM”) is the Managing Member of Aspire Partners. Mr. Steven G. Martin (“Mr. Martin”) is the president and sole shareholder of SGM, as well as a principal of Aspire Partners. Mr. Erik J. Brown (“Mr. Brown”) is the president and sole shareholder of Red Cedar Capital Corp (“Red Cedar”), which is a principal of Aspire Partners. Mr. Christos Komissopoulos (“Mr. Komissopoulos”) is president and sole shareholder of Chrisko Investors Inc. (“Chrisko”), which is a principal of Aspire Partners. Mr. William F. Blank, III (“Mr. Blank”) is president and sole shareholder of WML Ventures Corp. (“WML Ventures”), which is a principal of Aspire Partners. Each of Aspire Partners, SGM, Red Cedar, Chrisko, WML Ventures, Mr. Martin, Mr. Brown, Mr. Komissopoulos and Mr. Blank may be deemed to be a beneficial owner of common stock held by Aspire Fund. Each of Aspire Partners, SGM, Red Cedar, Chrisko, WML Ventures, Mr. Martin, Mr. Brown, Mr. Komissopoulos and Mr. Blank disclaims beneficial ownership of the common stock held by Aspire Fund.

(4)
As of the date hereof, 345,622 shares of our common stock have been acquired by Aspire Capital under the Purchase Agreement, consisting of shares we issued to Aspire Capital as a commitment fee. We may elect in our sole discretion to sell to Aspire Capital up to an additional 6,687,008 shares under the Purchase Agreement and included in this prospectus, but Aspire Capital does not presently beneficially own those shares as determined in accordance with the rules of the SEC.

PLAN OF DISTRIBUTION
The common stock offered by this prospectus is being offered by Aspire Capital, the selling stockholder. The common stock may be sold or distributed from time to time by the selling stockholder directly to one or more purchasers or through brokers, dealers, or underwriters who may act solely as agents at market prices prevailing at the time of sale, at prices related to the prevailing market prices, at negotiated prices, or at fixed prices, which may be changed. The sale of the common stock offered by this prospectus may be effected in one or more of the following methods:

•	ordinary brokers’ transactions;

•	transactions involving cross or block trades;

•	through brokers, dealers, or underwriters who may act solely as agents;

•	“at the market” into an existing market for the common stock;

•	in other ways not involving market makers or established business markets, including direct sales to purchasers or sales effected through agents;

•	in privately negotiated transactions; or

•	any combination of the foregoing.
In order to comply with the securities laws of certain states, if applicable, the shares may be sold only through registered or licensed brokers or dealers. In addition, in certain states, the shares may not be sold unless they have been registered or qualified for sale in the state or an exemption from the registration or qualification requirement is available and complied with.
The selling stockholder may transfer the shares of common stock by other means not described in this prospectus.
Brokers, dealers, underwriters, or agents participating in the distribution of the shares as agents may receive compensation in the form of commissions, discounts, or concessions from the selling stockholder and/or purchasers of the common stock for whom the broker-dealers may act as agent. Aspire Capital has informed us that each such broker-dealer will receive commissions from Aspire Capital which will not exceed customary brokerage commissions.
Aspire Capital is an “underwriter” within the meaning of the Securities Act.
Neither we nor Aspire Capital can presently estimate the amount of compensation that any agent will receive. We know of no existing arrangements between Aspire Capital, any other stockholder, broker, dealer, underwriter, or agent relating to the sale or distribution of the shares offered by this prospectus. At the time a particular offer of shares is made, a prospectus supplement, if required, will be distributed that will set forth the names of any agents, underwriters, or dealers and any compensation from the selling stockholder, and any other required information.
We will pay all of the expenses incident to the registration, offering, and sale of the shares to the public other than commissions or discounts of underwriters, broker-dealers, or agents. We have agreed to indemnify Aspire Capital and certain other persons against certain liabilities in connection with the offering of shares of common stock offered hereby, including liabilities arising under the Securities Act or, if such indemnity is unavailable, to contribute amounts required to be paid in respect of such liabilities. Aspire Capital has agreed to indemnify us against liabilities under the Securities Act that may arise from certain written information furnished to us by Aspire Capital specifically for use in this prospectus or, if such indemnity is unavailable, to contribute amounts required to be paid in respect of such liabilities.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers, and controlling persons, we have been advised that in the opinion of the SEC this indemnification is against public policy as expressed in the Securities Act and is therefore, unenforceable.
Aspire Capital and its affiliates have agreed not to engage in any direct or indirect short selling or hedging of our common stock during the term of the Purchase Agreement.
We have advised Aspire Capital that while it is engaged in a distribution of the shares included in this prospectus it is required to comply with Regulation M promulgated under the Securities Exchange Act of 1934, as amended. With certain exceptions, Regulation M precludes the selling stockholder, any affiliated purchasers, and any broker-dealer or other person who participates in the distribution from bidding for or purchasing, or attempting to induce any person to bid for or purchase any security which is the subject of the distribution until the entire distribution is complete. Regulation M also prohibits any bids or purchases made in order to stabilize the price of a security in connection with the distribution of that security. All of the foregoing may affect the marketability of the shares offered hereby this prospectus.
We may suspend the sale of shares by Aspire Capital pursuant to this prospectus for certain periods of time for certain reasons, including if the prospectus is required to be supplemented or amended to include additional material information.
This offering as it relates to Aspire Capital will terminate on the date that all shares offered by this prospectus have been sold by Aspire Capital.

LEGAL MATTERS
The validity of the securities offered hereby is being passed upon for us by Smith, Anderson, Blount, Dorsett, Mitchell & Jernigan, L.L.P., Raleigh, North Carolina. As of the date of this prospectus, certain current individual attorneys with Smith, Anderson, Blount, Dorsett, Mitchell & Jernigan, L.L.P. beneficially own an aggregate of 20,613 shares of our common stock.
EXPERTS
The financial statements as of December 31, 2018 and for the year ended December 31, 2018 incorporated by reference in this Prospectus have been so incorporated in reliance on the report of BDO USA, LLP, an independent registered public accounting firm, (the report on the financial statements contains an explanatory paragraph regarding the Company’s ability to continue as a going concern as described in Note 1 to the financial statements) incorporated herein by reference, given on the authority of said firm as experts in auditing and accounting.
The financial statements as of December 31, 2017 and for the year ended December 31, 2017 incorporated in this Prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2018 have been so incorporated in reliance on the report (which contains an explanatory paragraph relating to our ability to continue as a going concern as described in Note 1 to the consolidated financial statements) of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.
WHERE YOU CAN FIND MORE INFORMATION
We file reports, proxy statements and other information with the SEC. The SEC maintains a web site that contains reports, proxy and information statements and other information about issuers, such as us, who file electronically with the SEC. The address of that website is http://www.sec.gov.

Our web site address is http://www.novan.com. There we make available free of charge, on or through the investor relations section of our website, annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and amendments to those reports filed pursuant to Section 13(a) or 15(d) of the Exchange Act as soon as reasonably practicable after we electronically file such material with the SEC. The information on our web site, however, is not, and should not be deemed to be, a part of this prospectus. All website addresses in this prospectus are intended to be inactive textual references only.

This prospectus is part of a registration statement that we filed with the SEC and does not contain all of the information in the registration statement. The full registration statement may be obtained from the SEC or us, as provided below. You may inspect a copy of the registration statement through the SEC’s website, as provided above.
MATERIAL CHANGES
None.
INCORPORATION OF CERTAIN INFORMATION BY REFERENCE
The SEC’s rules allow us to “incorporate by reference” information into this prospectus, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this prospectus, and subsequent information that we file with the SEC will automatically update and supersede that information. Any statement contained in a previously filed document incorporated by reference will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus modifies or replaces that statement.

We incorporate by reference our documents listed below and any future filings we may make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, which we refer to as the “Exchange Act” in this prospectus between the date of this prospectus and the termination of the offering of the securities described in this prospectus. We are not, however, incorporating by reference any documents or portions thereof, whether specifically listed below or filed in the future, that are not deemed “filed” with the SEC, including the performance graph or any information furnished pursuant to Items 2.02 or 7.01 of Form 8-K or related exhibits furnished pursuant to Item 9.01 of Form 8-K.

This prospectus incorporates by reference the documents set forth below that have previously been filed with the SEC:

•
our Annual Report on Form 10-K for the fiscal year ended December 31, 2018, filed with the SEC on March 27, 2019, as amended by Amendment No. 1 to the Annual Report on Form 10-K for the fiscal year ended December 31, 2018, filed with the SEC on April 30, 2019;

•
our Quarterly Reports on Form 10-Q for the fiscal quarter ended March 31, 2019, filed with the SEC on May 15, 2019, and for the fiscal quarter ended June 30, 2019, filed with the SEC on August 13, 2019;

•	the portions of our definitive proxy statement on Schedule 14A filed with the SEC on June 21, 2019 that are deemed “filed” with the SEC under the Exchange Act;

•	our Current Reports on Form 8-K filed with the SEC on January 7, 2019, January 10, 2019, January 18, 2019, January 31, 2019, May 3, 2019, May 9, 2019, August 6, 2019 and September 5, 2019; and

•
the description of our Common Stock contained in our Registration Statement on Form 8-A, filed with the SEC on September 16, 2016, and any amendment or report filed with the SEC for the purpose of updating the description.

All reports and other documents we subsequently file pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the termination of this offering, including any such filings made after the date of the initial registration statement and prior to effectiveness of the registration statement, but excluding any information furnished to, rather than filed with, the SEC, will also be incorporated by reference into this prospectus and deemed to be part of this prospectus from the date of the filing of such reports and documents.
Any statement contained in this prospectus or in a document incorporated or deemed to be incorporated by reference into this prospectus will be deemed to be modified or superseded for purposes hereof to the extent that a statement contained in this prospectus or any other subsequently filed document that is deemed to be incorporated by reference into this prospectus modifies or supersedes the statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus.
You may request a free copy of any of the documents incorporated by reference in this prospectus (other than exhibits, unless they are specifically incorporated by reference in the documents) by writing or telephoning us at the following address:
Novan, Inc.
4105 Hopson Road
Morrisville, North Carolina 27560
Telephone: (919) 485-8080
Exhibits to the filings will not be sent, however, unless those exhibits have specifically been incorporated by reference in this prospectus.

DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR SECURITIES ACT LIABILITY
Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers, and controlling persons, we have been advised that in the opinion of the SEC this indemnification is against public policy as expressed in the Securities Act and is therefore, unenforceable.

7,032,630 Shares

Common Stock

PROSPECTUS

, 2019

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution.
The following table sets forth the expenses to be incurred in connection with the offering described in this registration statement, all of which will be paid by the registrant. All amounts are estimates except for the SEC registration fee:

SEC registration fee	$2,000
Legal fees and expenses	75,000
Accounting fees and expenses	75,000
Printing and related expenses	—
Miscellaneous	5,000
Total expenses	$157,000
Item 14. Indemnification of Directors and Officers.
Section 102 of the Delaware General Corporation Law, or DGCL, permits a corporation to eliminate the personal liability of its directors to the corporation or its stockholders for monetary damages for a breach of fiduciary duty as a director, except where the director breached his or her duty of loyalty, failed to act in good faith, engaged in intentional misconduct or knowingly violated a law, authorized the payment of a dividend or approved a stock repurchase in violation of Delaware corporate law or obtained an improper personal benefit. Our restated certificate of incorporation provides that none of our directors shall be personally liable to us or our stockholders for monetary damages for any breach of fiduciary duty as a director, notwithstanding any provision of law imposing such liability, except to the extent that the DGCL prohibits the elimination or limitation of liability of directors for breaches of fiduciary duty.
Section 145 of the DGCL provides that a corporation has the power to indemnify a director, officer, employee or agent of the corporation, or a person serving at the request of the corporation for another corporation, partnership, joint venture, trust or other enterprise in related capacities against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with an action, suit or proceeding to which he or she was or is a party or is threatened to be made a party to any threatened, ending or completed action, suit or proceeding by reason of such position, if such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, in any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful, except that, in the case of actions brought by or in the right of the corporation, no indemnification shall be made with respect to any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or other adjudicating court determines that, despite the adjudication of liability but in view of all of the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.
Our amended and restated bylaws provide that we will indemnify each person who was or is a party or threatened to be made a party to or is involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of our company) by reason of the fact that he or she is or was, or has agreed to become, a director or officer, or, while a director or officer, is or was serving, or has agreed to serve, at our request as a director, officer, partner, employee or trustee of, or in a similar capacity with, another corporation, partnership, joint venture, trust or other enterprise (including, without limitation, an employee benefit plan) (all such persons being referred to as an “Indemnitee”), or by reason of any action alleged to have been taken or omitted in such capacity, against all expenses (including, without limitation, attorneys’ fees) and liabilities, losses, judgments, fines (including, without limitation, excise taxes and penalties arising under the Employee Retirement Income Security Act of 1974), and amounts paid in settlement actually and reasonably incurred by or on behalf of Indemnitee in connection with such action, suit or proceeding and any appeal therefrom, if Indemnitee acted in good faith and in a manner which Indemnitee reasonably believed to be in, or not opposed to, the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. Our amended and restated bylaws also provide that we will indemnify any Indemnitee who was or is a party to or threatened to be made a party to any threatened, pending, or completed action or suit by or in the right of our company to procure a judgment in its favor by reason of the fact that the Indemnitee is or was, or has agreed to become, a director or officer, or, while a director or officer, is or was serving, or has agreed to serve, at our request as a director, officer, partner, employee or trustee of, or in a similar capacity with, another corporation, partnership, joint venture, trust or other enterprise (including, without limitation, an employee benefit plan), or by reason of any action alleged to have been taken or omitted in such capacity, against all expenses (including, without limitation, attorneys’ fees) actually and reasonably incurred in connection with such action, suit or proceeding, and any appeal therefrom, if the Indemnitee acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, our best interests, except that no indemnification shall be made in respect of any claim, issue or matter as to which Indemnitee shall have been adjudged to be liable to the corporation, unless, and only to the extent, that the Court of Chancery of Delaware or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of such liability but in view of all the circumstances of the case, Indemnitee is fairly and reasonably entitled to indemnity for such expenses (including, without limitation, attorneys’ fees) which the Court of Chancery of Delaware or such other court shall deem proper. Notwithstanding the foregoing, to the extent that any Indemnitee has been successful, on the merits or otherwise, he or she will be indemnified by us against all expenses (including, without limitation, attorneys’ fees) actually and reasonably incurred by him or her or on his or her behalf in connection therewith. If we do not assume the defense, expenses must be advanced to an Indemnitee under certain circumstances.
We have entered into separate indemnification agreements with each of our directors and officers. These indemnification agreements may require us, among other things, to indemnify the directors and officers for some expenses, including attorneys’ fees, judgements, fines and settlement amounts incurred by a director or officer in any action or proceeding arising out of his or her service as one of our directors or officers or service to any other company to enterprise to which the person provides services at our request. The indemnification agreements also provide for procedures that will apply in the event that a director or executive officer makes a claim for indemnification and establish certain presumptions that are favorable to the director or executive officer.
We maintain a general liability insurance policy that covers certain liabilities of directors and officers of the corporation arising out of claims based on acts or omissions in their capacities as directors or officers.
Item 15. Recent Sales of Unregistered Securities.
Set forth below is information regarding shares of our securities by us within the past three years that were not registered under the Securities Act. Also included is the consideration received by us for such securities and information relating to the section of the Securities Act, or rule of the SEC, under which exemption from registration was claimed.

(a)    Aspire Capital Transaction
On August 30, 2019, we entered into the Purchase Agreement with Aspire Capital. Pursuant to the terms of the Purchase Agreement, we issued 345,622 shares of our common stock to Aspire Capital in consideration for entering into the Purchase Agreement.

The issuance of the Commitment Shares and all other shares of common stock that may be issued from time to time to Aspire Capital under the Purchase Agreement is exempt from registration under the Securities Act, pursuant to the exemption for transactions by an issuer not involving any public offering under Section 4(a)(2) of the Securities Act.

(b)    Grant of Stock Options
From January 1, 2016 through September 20, 2016, we issued 274,404 shares to employees, directors and consultants upon the exercise of outstanding stock options granted pursuant to our 2008 Plan, at exercise prices ranging from $11.00 to $15.20.

No underwriters were involved in the foregoing issuances of securities. The issuances of these securities were exempt either pursuant to Rule 701 promulgated under the Securities Act, as a transaction pursuant to a compensatory benefit plan, or pursuant to Section 4(a)(2) under the Securities Act (or Regulation D promulgated thereunder), as a transaction by an issuer not involving a public offering, to the extent an exemption from such registration was required. All recipients either received adequate information about us or had access, through employment or other relationships, to such information. All certificates representing the issued shares of capital stock described in this Item 15 included appropriate legends setting forth that the securities have not been registered and the applicable restrictions on transfer.
(c)    Conversion of Preferred Stock
At the closing of our initial public offering on September 26, 2016, all outstanding shares of our preferred stock converted into shares of our common stock. Those shares of common stock have not been registered and remain restricted securities. The issuance of such shares was exempt from registration under Section 3(a)(9) of the Securities Act.

Item 16. Exhibits and Financial Statement Schedules.
(a) The exhibits set forth below have been or are being filed herewith and are numbered in accordance with Item 601 of Regulation S-K.
(b) Financial statement schedules have been omitted, as the information required to be set forth therein is included in the consolidated financial statements or notes thereto incorporated by reference into the prospectus forming part of this registration statement.

			INCORPORATED BY REFERENCE
EXHIBIT NO.	DESCRIPTION	Filed Herewith	FORM	File No.	Exhibit	Filing Date
3.1	Restated Certificate of Incorporation of Novan, Inc., effective September 26, 2016.		8-K	001-37880	3.1	September 27, 2016

3.2	Amended and Restated Bylaws of Novan, Inc., effective September 26, 2016.		8-K	001-37880	3.2	September 27, 2016

4.1	Form of Common Stock Certificate.		S-1	333-213276	4.1	September 8, 2016

4.2	Warrant Agreement, by and between Novan, Inc. and American Stock Transfer & Trust Company, LLC, dated January 9, 2018, and Form of Warrant.		8-K	001-37880	4.1	January 9, 2018

4.3	Registration Rights Agreement, dated August 30, 2019, by and between Novan, Inc. and Aspire Capital Fund, LLC.		8-K	001-37880	4.1	September 5, 2019

5.1	Opinion of Smith, Anderson, Blount, Dorsett, Mitchell & Jernigan, L.L.P.	X

			INCORPORATED BY REFERENCE
EXHIBIT NO.	DESCRIPTION	Filed Herewith	FORM	File No.	Exhibit	Filing Date
10.1	Form of Director and Executive Officer Indemnification Agreement.		S-1	333-213276	10.1	August 24, 2016

10.2	2008 Stock Plan, as amended, and form of option agreements thereunder.		S-1	333-213276	10.2	August 24, 2016
10.3	2016 Incentive Award Plan, as amended.		8-K	001-37880	10.1	August 6, 2019

10.4	Senior Executive Annual Incentive Plan.		10-K	001-37880	10.4	March 20, 2017
10.5	Tangible Stockholder Return Plan, dated August 2, 2018 (as amended and restated November 2, 2018).		10-Q	001-37880	10.4	November 8, 2018

10.6	Form of Award Agreement Awarding Non-Qualified Stock Options to Employees under the Novan, Inc. 2016 Incentive Award Plan.		10-Q	001-37880	10.1	November 14, 2016

10.7	Form of Award Agreement Awarding Incentive Stock Options to Employees under the Novan, Inc. 2016 Incentive Award Plan.		10-Q	001-37880	10.2	November 14, 2016

10.8	Form of Award Agreement Awarding Non-Qualified Stock Options to Non-Employee Directors under the Novan, Inc. 2016 Incentive Award Plan.		10-Q	001-37880	10.3	November 14, 2016

10.9	Form of Employment Inducement Stock Option Agreement		10-Q	001-37880	10.3	August 8, 2018

10.10	Amended and Restated Employment Agreement, dated April 13, 2016, by and between Novan, Inc. and Nathan Stasko.		S-1	333-213276	10.4	August 24, 2016

10.11	First Amendment to Amended and Restated Employment Agreement, dated June 4, 2017, by and between Novan, Inc. and Nathan Stasko.		8-K	001-37880	10.1	June 5, 2017

				INCORPORATED BY REFERENCE
EXHIBIT NO.		DESCRIPTION	Filed Herewith	FORM	File No.	Exhibit	Filing Date
10.12		Separation and General Release Agreement, dated January 4, 2019, by and between Novan, Inc. and Nathan Stasko.		8-K	001-37880	10.1	January 7, 2019

10.13		Employment Agreement, dated March 16, 2017, by and between Novan, Inc. and Paula Brown Stafford, as amended October 12, 2017 and March 14, 2018.		10-K	001-37880	10.16	March 27, 2018

10.14		Employment Agreement, dated January 29, 2019, by and between Novan, Inc. and Paula Brown Stafford.		10-K	001-37880	10.14	March 27, 2019

10.15		Employment Agreement, dated April 15, 2018, by and between Novan, Inc. and Jeff N. Hunter		8-K	001-37880	10.1	April 17, 2018

10.16		Separation and General Release Agreement, dated January 29, 2019, by and between Novan, Inc. and Jeff N. Hunter.		10-K	001-37880	10.16	March 27, 2019

10.17	†	Consulting Agreement, dated January 29, 2019, by and between Novan, Inc. and Jeff N. Hunter.		10-K	001-37880	10.17	March 27, 2019

10.18		Employment Agreement, dated August 8, 2018, by and between Novan, Inc. and G. Kelly Martin.		10-Q	001-37880	10.2	November 8, 2018

10.19		Stock Appreciation Right Grant Notice and Agreement between Novan, Inc. and G. Kelly Martin.		10-Q	001-37880	10.3	November 8, 2018

10.20		Non-employee Director Compensation Policy.		10-Q	001-37880	10.1	August 8, 2018

10.21	†	Amended, Restated and Consolidated License Agreement between The University of North Carolina and Novan, Inc., dated as of June 27, 2012, and as amended on November 30, 2012.		S-1/A	333-213276	10.7	September 8, 2016

				INCORPORATED BY REFERENCE

EXHIBIT NO.		DESCRIPTION	Filed Herewith	FORM	File No.	Exhibit	Filing Date
10.22	†	Second Amendment, dated April 12, 2016, to the Amended, Restated and Consolidated License Agreement between The University of North Carolina and Novan, Inc., dated as of June 27, 2012.		10-Q	001-37880	10.4	November 14, 2016

10.23	†	Third Amendment, dated November 1, 2018, to the Amended, Restated and Consolidated License Agreement between The University of North Carolina and Novan, Inc., dated as of June 27, 2012.		10-K	001-37880	10.23	March 27, 2019

10.24	†	UNC Sublicense Agreement, dated December 29, 2015, by and between Novan, Inc. and KNOW Bio, LLC.		S-1	333-213276	10.8	August 24, 2016

10.25	†	First Amendment, dated October 13, 2017, to the UNC Sublicense Agreement, dated December 29, 2015, by and between Novan, Inc. and KNOW Bio, LLC.		10-K	001-37880	10.21	March 27, 2018

10.26	†	Second Amendment, dated November 2, 2018, to the UNC Sublicense Agreement, dated December 29, 2015, by and between Novan, Inc. and KNOW Bio, LLC.		10-K	001-37880	10.26	March 27, 2019

10.27	†	Novan Patent and Know-How License Agreement, dated December 29, 2015, by and between Novan, Inc. and KNOW Bio, LLC.		S-1	333-213276	10.9	August 24, 2016

10.28	†	First Amendment, dated October 13, 2017, to the Novan Patent and Know-How License Agreement, dated December 29, 2015, by and between Novan, Inc. and KNOW Bio, LLC.		10-K	001-37880	10.23	March 27, 2018

10.29	†	Second Amendment, dated November 2, 2018 to the Novan Patent and Know-How License Agreement, dated December 29, 2015, by and between Novan, Inc. and KNOW Bio, LLC.		10-K	001-37880	10.29	March 27, 2019

				INCORPORATED BY REFERENCE
EXHIBIT NO.		DESCRIPTION	Filed Herewith	FORM	File No.	Exhibit	Filing Date
10.30	†	License Agreement, dated January 12, 2017, by and between Novan, Inc. and Sato Pharmaceutical Co. Ltd.		10-K	001-37880	10.17	March 20, 2017

10.31	†	First Amendment, dated January 12, 2017 to the License Agreement, dated January 12, 2017, by and between Novan, Inc. and Sato Pharmaceutical Co. Ltd.		10-K	001-37880	10.18	March 20, 2017

10.32	†	Second Amendment, dated October 5, 2018 to the License Agreement, dated January 12, 2017, by and between Novan, Inc. and Sato Pharmaceutical Co. Ltd.		10-Q	001-37880	10.1	November 5, 2018

10.33		Lease, dated as of August 17, 2015, by and between Novan, Inc. and Durham Hopson Road, LLC, as amended on January 6, 2015.		S-1	333-213276	10.11	August 24, 2016

10.34		Second Amendment, dated as of September 12, 2016, to the Lease, dated as of August 17, 2015, by and between Novan, Inc. and Durham Hopson Road, LLC.		10-Q	001-37880	10.7	November 14, 2016

10.35		Stock Sale and Purchase Agreement, dated April 13, 2016, by and between Novan, Inc. and Stasko Living Trust.		S-1	333-213276	10.12	August 24, 2016

10.36	†	Royalty and Milestone Payments Purchase Agreement, dated April 29, 2019, by and between Novan, Inc. and Reedy Creek Investments LLC.		10-Q	001-37880	10.1	August 13, 2019

10.37	†	Development Funding and Royalties Agreement, dated May 4 2019, by and between Novan, Inc. and Ligand Pharmaceutical Incorporated.		10-Q	001-37880	10.2	August 13, 2019

10.38		Common Stock Purchase Agreement, dated August 30, 2019 by and between Novan, Inc. and Aspire Capital Fund, LLC.		8-K	001-37880	10.1	September 5, 2019

23.1		Consent of BDO USA, LLP.	X

23.2		Consent of PricewaterhouseCoopers LLP.	X

INCORPORATED BY REFERENCE
EXHIBIT NO.	DESCRIPTION	Filed Herewith	FORM	File No.	Exhibit	Filing Date

23.3	Consent of Smith, Anderson, Blount, Dorsett, Mitchell & Jernigan, L.L.P. (included in Exhibit 5.1).	X

24.1	Power of Attorney (included on signature page).	X

†	Portions of this exhibit (indicated by asterisks) have been omitted for confidential treatment.
Item 17. Undertakings.
(a) The undersigned registrant hereby undertakes:
(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;
(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and
(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.
(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability under the Securities Act to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness; provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES
Pursuant to the requirements of the Securities Act, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Morrisville, State of North Carolina, on the 5th day of September, 2019.

Novan, Inc.

By:	/s/ G. Kelly Martin
G. Kelly Martin
Chief Executive Officer (Principal Executive Officer)

POWER OF ATTORNEY
KNOW ALL BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints G. Kelly Martin, John M. Gay or Andrew J. Novak, and each of them, as his or her true and lawful attorneys-in-fact and agents, each with the full power of substitution and resubstitution, for him or her and in his or her name, place or stead, in any and all capacities, to (i) act on, sign and file with the Securities and Exchange Commission any and all amendments (including post-effective amendments) to this registration statement together with all schedules and exhibits thereto and any subsequent registration statement filed pursuant to Rule 462(b) under the Securities Act, together with all schedules and exhibits thereto, (ii) act on, sign and file such certificates, instruments, agreements and other documents as may be necessary or appropriate in connection therewith, (iii) act on and file any supplement to any prospectus included in this registration statement or any such amendment or any subsequent registration statement filed pursuant to Rule 462(b) under the Securities Act, and (iv) take any and all actions which may be necessary or appropriate to be done, as fully for all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Name	Title	Date
/s/ G. Kelly Martin	Chief Executive Officer and Director (Principal Executive Officer)	September 5, 2019
G. Kelly Martin

/s/ Paula Brown Stafford	President, Chief Operating Officer and Director	September 5, 2019
Paula Brown Stafford

/s/ John M. Gay	Vice President, Finance and Corporate Controller (Principal Financial Officer)	September 5, 2019
John M. Gay

/s/ Andrew J. Novak	Vice President, Accounting and Business Operations (Principal Accounting Officer)	September 5, 2019
Andrew J. Novak

/s/ Robert A. Ingram	Chairman of the Board	September 5, 2019
Robert A. Ingram

/s/ W. Kent Geer	Director	September 5, 2019
W. Kent Geer

/s/ Robert J. Keegan	Director	September 5, 2019
Robert J. Keegan

/s/ John Palmour	Director	September 5, 2019
John Palmour

/s/ Machelle Sanders	Director	September 5, 2019
Machelle Sanders

/s/ Eugene Sun	Director	September 5, 2019
Eugene Sun